Exhibit 99.1 News For Immediate Release

Memorial Production Partners LP Announces Closing of Acquisition of Oil Producing

Properties and Increased Borrowing Base to $1.44 Billion

HOUSTON, TEXAS, July 1, 2014—Memorial Production Partners LP (NASDAQ: MEMP) announced today that it has closed its previously announced acquisition of certain oil producing properties in Wyoming for approximately $915 million, subject to customary post-closing adjustments. In conjunction with the closing of the acquisition, MEMP amended its $2.0 billion multi-year revolving credit facility, increasing its borrowing base from $870 million to $1.44 billion. MEMP also increased the number of lenders under its credit facility from 23 to 28. The acquisition was funded with borrowings under MEMP’s revolving credit facility.

Transaction Highlights

•	Expected to be immediately accretive to distributable cash flow and net asset value

•	Properties have a stable, long-lived production profile with a projected average annual PDP decline rate of approximately 5%

•	Estimated proved reserves of approximately 84 MMBbls (59% proved developed)

•	Estimated first quarter 2014 production of approximately 5.8 MBbls/d (82% oil and 18% NGLs)

•	Proved reserve to production ratio of 39 years

•	Assets have high operating margins and moderate capital expenditure requirements

•	Significant original oil in place (“OOIP”) with a multi-year inventory of low-cost development projects

•	Bairoil Complex properties were discovered in the early 1900s; began secondary recovery in the 1970s and tertiary recovery under CO2 flood in the late 1980s

•	Long-term CO2 supply contract in place

Reserves Update

The following are estimated total proved reserves reflected in our March 31, 2014 reserve report audited by Ryder Scott Company, L.P. attributable to the properties acquired in this transaction.

	Oil (MBbls)	NGL (MBbls)	Total (MBbls)	Standardized Measure (1) ($MM)

PDP	26,063	11,797	37,860	$ 725

PDNP	6,529	5,010	11,539	169

PUD	30,292	3,854	34,146	232

Total Proved	62,884	20,661	83,545	$1,126

(1) MEMP is a limited partnership and not subject to federal income taxes. Therefore, it makes no provision for federal income taxes in the calculation of its standardized measure.

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “expect,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “potential,” the negative of such terms or other comparable terminology often identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by these cautionary statements. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

Reserves

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. This press release contains a reference to OOIP attributable to the acquired properties. OOIP is merely an indication of the size of a hydrocarbon reservoir and is not an indication of reserves or the quantity of oil that is likely to be produced. You should not assume that estimates of OOIP are comparable to proved or probable reserves or representative of estimates of future production from the acquired properties. It is not possible to measure OOIP in an exact way, and estimating OOIP is inherently uncertain and based on a subjective analysis of geological and other relevant data applicable to the acquired properties, including assumptions regarding area, thickness, porosity and saturation. Investors are urged to consider closely the disclosure in MEMP’s filings with the SEC, which you can obtain from the SEC’s website at http://www.sec.gov.

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com